Exhibit 99.2

Welcome to Synchronoss 3.0 Employee All Hands Presentation December 7, 2016

Forward-Looking Statements This presentation contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include, among others, statements regarding acquisition synergies and benefits to the parties to the proposed acquisition, the growth of the market and demand for the parties’ offerings, growth opportunities, the closing of the debt financing and acquisition and impact of such transactions. Although Synchronoss attempts to be accurate in making forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include the following: general economic risks; execution risks with acquisitions; closing conditions; risks associated with sales not materializing based on a change in circumstances; disruption to sales following acquisitions; increasing competitiveness in the enterprise and mobile solutions market; ability to retain key personnel following the acquisition; the dynamic nature of the markets in which the companies operate; specific economic risks in different geographies, and among different customer segments; changes in foreign currency exchange rates; uncertainty regarding increased business and renewals from existing customers; uncertainties around continued success in sales growth and market share gains; failure to convert sales pipeline into final sales; risks associated with successful implementation of multiple integrated software products and other product functionality risks; execution risks around new product development and introductions and innovation; product defects; unexpected costs, assumption of unknown liabilities and increased costs for any reason; litigation and disputes and the potential cost, distraction and damage to sales and reputation caused thereby; market acceptance of new products and services; the ability to attract and retain personnel; changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; technological changes that make our products and services less competitive; risks associated with the adoption of, and demand for, our model in general and by specific customer segments; competition and pricing pressure; and the other risk factors set forth from time to time in Synchronoss’ most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and our other filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Synchronoss’ investor relations department. All forward-looking statements herein reflect Synchronoss’ opinions only as of the date of this release, and Synchronoss undertakes no obligation, and expressly disclaim any obligation, to update forward-looking statements herein in light of new information or future events. . Safe Harbor.

Summary of Yesterday’s Press Release

Expected Leadership Post Close Ron Hovsepian Chief Executive Officer Steve Waldis Executive Chairman

Strategic Transformation 3 Divest SNCR’s Activation Business Activation Lower Growth + Margin Services Global Enterprise, Software Focus Lower Customer Concentration High Growth + Margin Secure Enterprise Cloud Collaboration Platform Global 3,000+ Enterprise Customers 1 2 Acquire Intralinks 4 Analytics Enterprise Mobility Cloud High Growth, Software Platform Identity Messaging Focus on Core Assets SNCR 3.0

Intralinks at a Glance at a glance Recognized leader in secure enterprise cloud collaboration software Used by 99% of the Fortune 1000 ~$300 million in LTM revenue and ~$50 million in pre-synergies EBITDA LEGACY INTRALINKS Virtual Data Rooms For M&A and Debt deals Shorter-term, transactional use cases NEW INTRALINKS Secure Enterprise Cloud Collaboration Platform VIA solution for team collaboration, content sharing, and content workflow Strategic, LOB sale 1 – 3 year contracts; high retention Enterprise – 40% of LTM revenue; strong bookings growth

Superior leadership and acceleration in the enterprise market Global Direct Sales Force Combined Platform expands global projected TAM of $12.5B by 2020 Technology platform for secure workflow and collaboration Results in >$40M in synergies across the combined entities Intralinks Acquisition Rationale Source: KPMG and IDC

Summary of Intralinks Acquisition $13.00 per share for Intralinks in cash; Equity value of approximately $821 million Intralinks acquisition expected to be funded by cash and $900 million new term loan Substantial annual operating cash flow over $200 million on a full run rate basis drives rapid de-levering Tender offer to be commenced; transaction expected to close in late first quarter 2017 This transaction has been approved by both Board of Directors Closing subject to customary closing conditions, including regulatory approval

Secure Enterprise Cloud Collaboration Platform SNCR + Intralinks Combine to Create a Unique Secure Enterprise Cloud Collaboration Platform Cloud Public Hybrid Private Secure Mobility Identity Hub (Federated IDaaS) Enterprise Software Integrations Dynamic Access Control (Behavior Analytics) Secure Collaboration

Enables High-Value Industry Use Cases Life Sciences Financial Services Benefits for Life Sciences/Pharma Benefits for Financial Services/Investment Banking On Demand Solution Any Device Strong Credentials / Digital Signing Protects and Tracks IP Secure Ecosystem Benefits Deal-Centric Workflow Secure Application Integration Secure Communications Access to Proprietary Systems & Data Risk-based Access Control Benefits

Targeting Industries and Vertical Use Cases while Expanding Distribution Channels Global coverage 3,000+ customers 150+ direct sellers Mature demand generation team Direct Carrier ISVs & SIs Global coverage Massive indirect global Carrier channel Major Japan carrier presence growing Access to [3.5] billion global consumers Partnerships with Goldman Sachs, Verizon and others to attack global enterprise opportunity Direct Go-to-market targeting global Industries Fin. Serv. Life Sciences Healthcare Legal Pro Services Energy Hi-Tech Public Sector

17% CAGR Large Addressable Market for Enterprise Collaboration and Mobility Software Markets Addressed Collaboration & Enterprise Social Enterprise Content Management Enterprise Mobile management File Sync and Share Governance, Risk, and Compliance Virtual Data Rooms Managed File Transfer Source: KPMG and IDC $20 Bn $37 Bn 2016 Total Market 2020 Total Market

Enterprise Cross-Sell Opportunities What Intralinks Brings to SNCR Enterprise secure collaboration platform Over 3,000 enterprise customers to cross-sell SNCR enterprise product offerings Recognized enterprise brand and go-to-market expertise Highly recurring, enterprise SaaS revenue Addressable market expansion for enterprise Strong European / international presence What SNCR Brings to Intralinks Powerful secure mobility and Identity platforms 200 million cloud users to cross-sell IL collaboration products Ubiquitous carrier distribution Major enterprise partners in Goldman Sachs and Verizon to expand enterprise go-to-market Expertise in scalable virtualized cloud computing (more efficient CapEx) Major Asia / Japan market presence

Activation Business Divestiture Overview Buyer Privately held Sequential Technology International (STI), a BPO services provider, and SNCR partner already providing Activation services to AT&T Terms $146 million purchase price Sequential will own 70% of this piece of our activation business Impact to Synchronoss Divests lower growth and margin segment Shifts revenue mix away from legacy activation to cloud, enterprise, and software driven model AT&T customer concentration no longer an issue AT&T still a major strategic partner on both cloud and analytics Stub Activation Ongoing initiatives to sell the remaining “stub activation” assets Cost cutting initiatives associated with the activation divestiture completed by end of 4Q

Intralinks Accelerates Key Strategic Objectives

Synchronoss

	Yesterday	Today – SNCR 3.0
Revenue concentration for VZ and AT&T	~70%	~35% *
Software mix	Significant services component	Primarily software
International revenue mix	12%	25%+
Enterprise revenue mix	~$10M	~$350M+ of diversified enterprise SaaS revenue (40%+ of company revenue)
Operating model Gross Margin Op Margin	 60% - 61% 24% - 26%	 70%+ 30%+
****Carrier/ Enterprise Revenue Mix**		

*Projected based on current forecasts
**Blue-Carrier; Gray-Enterprise

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Revenue Diversification International Revenue Enterprise Revenue 25% <50% $100M+ Grow key accounts, diversify revenue International to be one quarter of total revenue Enterprise revenue to grow diverse Saas business Accelerating Our Strategy Synchronoss Key Objectives from June 2016 Analyst Day The Path to $1B in annual Revenue for 2018

In connection with the proposed acquisition of Intralinks, Synchronoss will commence a tender offer for the outstanding shares of Intralinks. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Intralinks, nor is it a substitute for the tender offer materials that Synchronoss and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender is commenced, Synchronoss and its acquisition subsidiary will file tender offer materials on Schedule TO, and Intralinks will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of Intralinks are urged to read these documents when they become available because they will contain important information that holders of Intralinks securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Intralinks at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional Information.